Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

SCIL - Q4 2006 Scientific Learning Earnings Conference Call

Event Date/Time: Feb. 14. 2007 / 2:00PM PT

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 14. 2007 / 2:00PM PT, SCIL - Q4 2006 Scientific Learning Earnings Conference Call

CORPORATE PARTICIPANTS

          Jane Freeman
          Scientific Learning - SVP and CFO

          Bob Bowen
          Scientific Learning - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Ryan Mahoney
ThinkEquity Partners - Analyst

          PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2006 Scientific Learning results conference call.

[OPERATOR INSTRUCTIONS]

I would now like to turn the call over to Ms. Jane Freeman, Chief Financial Officer. Please proceed, ma’am.

Jane Freeman - Scientific Learning - SVP and CFO

Thank you. Before we proceed, I’d like to inform you that during the course of this conference call, we’ll make projections and other forward-looking statements that are subject to the Safe Harbor created by the federal securities laws. They include statements related to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow and the other financial results and the drivers behind them, trends in the K-12 education market, including available funding, results that may be achieved by the use of our products, expected staffing levels and new product introductions.

Such statements are subject to risks and uncertainties and the results may differ from our projections. Our fillings with the Securities and Exchange Commission include additional information about factors that could cause future results to differ from those discussed on this call.

We will be filing a transcript of this conference call with our press release in an 8-K later this week, or early next week. During the call, we will be discussing booked sales, which is a non-GAAP measure of financial information. We believe booked sales are a better measure of current business activity than revenue. A reconciliation of booked sales revenue and deferred revenue is included as supplemental information in the investor information section of our website at www.scientificlearning.com.

Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our website.

And now I’d like to turn the call over to Bob Bowen, our Chairman and CEO.

Bob Bowen - Scientific Learning - Chairman and CEO

Thanks, Jane. The fourth quarter was excellent for our patented, neuroscience-based family of Fast ForWord software. This was the fourth consecutive quarter of strong booked sales results and well above our historical and targeted growth range of 20% to 30%. Booked sales for the quarter were up 51% overall, with K-12 up 62% and international up 91%. For the year, booked sales grew 37% overall, with K-12 up 41% and international up 112%. The acceptance of our unique brain-based intervention to quickly and permanently increase learning capacity, resulting in dramatic and lasting improvements in achievement for learners is spreading and becoming more understood in the K-12 market. It is also clear that there is need and demand for these neurological interventions around the world.

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 14. 2007 / 2:00PM PT, SCIL - Q4 2006 Scientific Learning Earnings Conference Call

In the fourth quarter, the strength of our strong booked sales performance also became more evident in our revenue and net income results. We now have completed a two year transition in revenue recognition, and we expect booked sales and revenue to be more aligned going forward. Revenues for the quarter were up 47%, with booked sales up 51% and a profit swing of almost $2 million. Revenues for the year were up 2%, and booked sales were up 37%.

Gross margins declined from 81% in 2005 to 77% in 2006. This was primarily the result of our investments in service and support. Operating expenses were up 13% for the year, which includes $1.9 million in first-time expenses for stock-based compensation. I remain pleased with our increasing leverage on expenses.

For the year, we had a net income of $208,000, compared to $5.6 million in 2005. As indicated previously, 2005 showed a dramatic increase because of the one-time impact from the change in revenue recognition and we had not adopted FAS-123R.

We continued our strong cash performance, ending the year with a $16.4 million cash balance, compared to $12.1 million in 2005. This is the result of strong booked sales, solid collections with little bad debt, minimal accounts over 90 days past due and effective cost management.

In addition to these strong financial results, we continued to make solid progress in executing against our key strategic and operational objectives. To remind you, these goals are, one, make our Fast ForWord software an accepted, mainstream intervention solution in the K-12 market. Two, increase our sales capacity, while continuing to improve productivity. And, three, establish the science and research supporting Fast ForWord software as a market differentiator.

Our focus in gaining acceptance for our unique, patented intervention is focused on three initiative, building brand awareness, increasing our service and support touches to enable successful use of Fast ForWord software and expanding our product line, as well as continuing to enhance the software for easier deployment and use by teachers and students.

Brand awareness is evidenced by the growing use and penetration of Fast ForWord with learners having used almost 840,000 products in approximately 4,500 schools and 29 countries outside of North America. Unique visits to our website are up 38% over last year.

Brain research is a hot topic around the world, and our brain based events are continuing to attract large numbers of leaders. Sixty-seven of these events were conducted in 2006 in the K-12 market, attracting 1,410 participants. These events are not only generating high-quality leads, but are helping to shorten the sales cycle. As an example, in October, we conducted a National Executive Forum attracting 31 educational leaders. From this meeting we had three districts purchase more than $1.2 million in Fast ForWord products and services before year end.

These districts were all first-time purchasers of Fast ForWord. We more than tripled the number of these events in 2006. This success was a real key to our exceptional sales performance and a big improvement from 2005.

We received a strong indicator of the growing strength of our brand from our recent customer survey, which is conducted annually by an independent market research firm. 40% of those surveyed indicated we exceeded their expectations, and 43% indicated we met their expectations. The strength of any brand is determined by an organization’s capacity to meet or exceed the promise that has been made to customers. These are exceptional results, and our independent research firm indicates it is among the best they have observed.

We have fully completed the move of Level 1 support from an external provider to our new Tucson office. In addition, our new Progress Monitor function is now fully staffed and making critical outbound calls to sites that have the potential to get more from the investment they have made in Fast ForWord. Changing our support function from external to internal and broadening the function and going live in our busiest seasons was challenging and risky, but our team pulled it off without a major setback. While this action added cost in 2006, we are expecting to gain leverage on these costs in 2007, while supporting more districts and school sites with increased quality in both our instructional and technical support of customers.

Our sales force continues to sell a full range of services essential for high fidelity implementation. For the quarter and year, 15% of our sales were for professional services, exceeding our expectations.

In the fourth quarter, we released on schedule and on budget a major new edition of our Fast ForWord Middle & High School, now called Fast ForWord to Literacy. This is the second product released in 2006 for the adolescent and adult literacy market. You will recall that we released the new Fast ForWord to Literacy Advanced in June of 2006. These products have been produced using live data from thousands of adolescent learners in our expansive database from hundreds of middle and high schools.

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 14. 2007 / 2:00PM PT, SCIL - Q4 2006 Scientific Learning Earnings Conference Call

In addition, these products have made use of Flash technology in designing and delivering the media that makes these neurological interventions appear more like what adolescents are accustomed to seeing in their video games. The impact is evidenced by the fact that sales to the secondary segment for the year grew faster than sales to the elementary segment.

In the fourth quarter, we were issued another patent and now have 79 issued patents, with 31 pending. These patents verify the uniqueness of our innovation and are not typical for educational software companies. More importantly, they offer substantial barriers to market entry, as well as future licensing opportunities.

Our second goal is focused on adding sales capacity, while continuing to improve sales productivity. I am very pleased that we achieved both our capacity and productivity goals for the year in the K-12 segment. We averaged 42 sales positions for the year, up from 38 in 2005 and 28 in 2004. This dramatic increase in capacity since 2004 is another reason that 2006 was an exceptional growth year.

We also increased our international value-added resellers, VARs, network to 21 from 15 last year. These VARs are now selling Fast ForWord in 29 countries, building our brand and research in these countries and are tenacious about implementation fidelity. I continue to be pleased with the progress we are making in positioning ourselves for rapid growth in the international market, where the demand for fluency in English is enormous. Fast ForWord is uniquely capable of rewiring the brain for the phonetic structure of English, which is essential for English fluency. Of course, other English-speaking countries have all the problems we have in achieving universal literacy.

From a sales productivity perspective, we averaged just short of $1 million per K-12 quota-bearing position. This is up more than 20% from 2005, despite adding 50% sales capacity over the past two years. Our veteran account managers, as well as our first and second-year reps had strong sales for the year. Finally, our continued low turnover of veteran reps continued to be a big factor in our increasing productivity.

An important metric associated with our productivity is our transactions over $100,000. For the year, we closed 102 of these large transactions, compared to 59 in 2005, a 73% increase. Sales from these transactions were up 76%, however, the average transaction size remains fairly constant at approximately $285,000. These results demonstrate that our goal to close transactions rapidly is our top priority, while constraining the focus on mega transactions.

Sales productivity for the year also benefited from our large targeted states, showing dramatic growth in both dollars and percentage -- Texas, Florida, and Ohio. We also had continued strong and growing momentum from emerging states -- Mississippi, Kentucky, and Louisiana. States showing strong and new momentum were Missouri and Michigan. Arizona also had a solid growth year. We had three of our sales regions with dramatic year-over-year growth -- Southern, Midwest, and Great West.

Finally, the K-12 buying environment continues to be positive with increased state sales taxes and continued strong funding for Title I and Special Education, our two primary funding sources. We believe the change in Congressional leadership will not have any short-term impact, but long-term will result in more dollars for No Child Left Behind. While we would anticipate a change in rhetoric about this important federal legislation, we believe there is bipartisan support for strong accountability requirements, as well as solutions that are supported by scientific-based research.

Our final goal is to establish the more than 30 years of neuroscience research that supports Fast ForWord applications as a market differentiator. There are now more than 118 independent school district research studies on our website. There are more than 200 efficacy studies on Fast ForWord software and the What Works Clearinghouse, the official U. S. Department of Education research center, gave Fast ForWord its highest rating for the solutions evaluated for effectiveness with English language learners.

If you Google Fast ForWord and our two lead neuroscientists, you will find more than 1,200 articles on this unique innovation and the foundational research. If you do a scholarly book search, you will find more than 150 books covering our life-changing innovation and the foundational research. I believe there never has been an innovation in the learning market place that has been supported by this amount of scientific-based research.

As we look to 2007, we anticipate booked sales growth in the 20 to 25% growth range, despite an exceptional growth year in 2006. We anticipate revenues to grow more in line with booked sales, with the corresponding positive impact on earnings. While booked sales remains a key metric, we will now move our guidance to revenue and earnings. Of course, we also expect 2007 to be another strong cash generation year. Jane Freeman will provide you with more specific guidance in her comments.

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 14. 2007 / 2:00PM PT, SCIL - Q4 2006 Scientific Learning Earnings Conference Call

Six of our seven primary business drivers for 2007 remain consistent with 2006 and reflect the excellent progress we are making in executing our strategies. One of these key drivers will continue to be sales capacity, where we are targeting an average of 53 quota-bearing sales positions, up 26% from 2006. In the international market, we are targeting 30 VARs for the year, up 43%. We will also be increasing our focus on the growing Asian economies where the demand for English fluency is an economic imperative.

The second driver is to continue increasing the number of transactions over $100,000 with the focus on closing transactions quickly versus going after mega deals. The third driver will be to continue to increase the number of brain-based events in both the K-12 market, as well as the international market. The fourth driver is focused on increasing the number of independent school district research studies, as well as international studies in targeted countries.

There are also a number of independent university-based research studies in the pipeline that are likely to be published in 2007. The fifth driver is focused on continuing the expansion of our growing family of Fast ForWord products, along with increasing flexibility and ease of use for our customers. In the first half of 2007, we are targeting the release of an electronic reading assessment product that can be delivered with Fast ForWord and will provide easily accessible and immediate pre and post-test data for districts.

This addition has the potential to substantially reduce the time from initial purchase to expansion. We are also researching 30-minute protocols for all of our products, versus the current 50, 75, and 100-minute protocols. Time is a major barrier to the use of Fast ForWord. A shortened protocol would further reduce this barrier and open up more regular classrooms to the use of Fast ForWord, which is now dominated by lab-based use.

The fifth driver is concentrated on continuing to gain leverage on our operating expenses. As we discussed earlier, 2006 was an investment year for both service and support. In 2007, our seventh driver is a renewed focus on leveraging these necessary and important investments to improve service and support margins. We are enthusiastic about 2007 and are working hard to make it another exceptional year for our unique innovation. I would now like to ask Jane Freeman, our Senior Vice President and CFO, to provide you with more detail on our financial results and guidance, as well as her own perspective on the business

Jane Freeman - Scientific Learning - SVP and CFO

Thanks Bob. Results for the year were very strong and in line with our previously issued guidance. Booked sales four the fourth quarter were $8.4 million, an increase of 51% compared to $5.6 million in the fourth quarter of 2005. For the year, booked sales were $43.2 million, an increase of 37%, compared to $31.5 million in 2005.

K-12 sales were $7.9 million for the quarter and increased 62% year-over-year, compared to $4.8 million in the fourth quarter of 2005. For the full year, K-12 booked sales increased 41% year-over-year and reached $40.1 million. They were about 93% of total booked sales

Sales to existing customers, those who have purchased from us before, were about 77% of total K-12 sales in the fourth quarter. Services sales were about 15% in the fourth quarter and for the year as a whole. Services slightly higher as a proportion of our mix than in the fourth quarter last year, but the difference wasn’t very significant.

We made 19 sales over $100,000 in the fourth quarter, compared to nine in the fourth quarter of 2005. For the year, we had 102 sales over $100,000, compared to 59 in 2005, an increase of 73%. During the fourth quarter, we had two sales over $500,000, to Kansas City, Missouri, and to DeSoto ISD, Texas. Both of these were new districts within the year, in fact DeSoto started early in the year and expanded their use later on. We had one transaction over $500K in the fourth quarter last year.

Our ten largest states in K-12 in 2006 included Arizona, Florida Kentucky, Louisiana Michigan, Mississippi Missouri, Ohio, Pennsylvania and Texas -- six of these were on the same list last year. Sales outside K-12 totaled about $600,000 in the fourth quarter and declined about 22% compared to the fourth quarter of 2005. Last year, we made a pretty large sale into the corrections market in the fourth quarter and we did not make similar sales this year. Sales in our private provider market declined 4%, but exceeded expectations and our international business almost doubled.

For the year, sales outside K-12 totaled $3 million was about equal to last year’s level. Our international business more than doubled in size, but this increase was offset by the decline in corrections and a modest drop in the private provider channel, which exceeded our goals for the year as a whole.

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 14. 2007 / 2:00PM PT, SCIL - Q4 2006 Scientific Learning Earnings Conference Call

Revenue for the quarter was $10.3 million, an increase of 47%, compared to $7 million in the fourth quarter of 2005. Product revenue increased 64% to $7.1 million, while service and support revenue increased 20% to $3.2 million. Revenue was somewhat higher than we would have expected on our sales level. This was due to a higher proportion of sales than expected recognized on an up-front basis. We recognized about 53% of fourth quarter booked sales into revenue, compared to 48% in the fourth quarter of 2005. This percentage can vary widely. Since the middle of 2005, the quarterly range has been between 41% and 61%.

We also had had a significant volume of conversions of term licenses to perpetual licenses after successful trials, and this accelerated some revenue into the fourth quarter as well. And, finally, we delivered more services than anticipated.

For the year, revenue totaled $41 million, an increase of 2%, compared to $40.3 million in 2005. Product revenue declined 1%, while service and support revenue increased by 10%. Revenue comparisons for product, as well as service and support for the year, were impacted by the pricing change we made in late 2004 that resulted in a transition to up-front accounting for perpetual licenses. 2005 revenue was positively impacted by both 2005 sales and also by sales that we had made in prior periods when our software licenses were being recognized over time.

In 2006, we took about $8.8 million less revenue from prior periods than in 2005. We added $2.2 million to deferred revenue for the year in 2006, and at year end, our deferred revenue balance stood at $19.2 million, which was just about half of our total revenue for the year.

Gross margins for the quarter were 77% and improved as expected improved from 75% in the third quarter. Gross margins for both product and service and support in last year’s fourth quarter were impacted by true up adjustments, so comparisons on a year-over-year basis are not very meaningful. Service and support margins continued to improve sequentially in the fourth quarter and reached 38% compared to 28% in the third quarter.

Our final month with our former vendor for outsource support was in October, so fourth quarter margins were still negatively impacted. We are very pleased with our new staff and operations in Tucson.

Product gross margins were 95% in the fourth quarter, the same as for the full year. For the year, gross margins were 77%, compared to 81% in 2005. The lower margins were primarily due to the startup events in our We Care customer support center, as well as several new service initiatives. As a result, our service and support gross margins were 28%, compared to 44% in 2005.

Product margins improved modestly as well as we completed the final piece of capitalized R&D amortization and lowered our material and fulfillment costs. Operating expenses for the quarter were $7.7 million, an increase of 13% compared to $6.8 million in the fourth quarter of 2005. R&D expense declined year-over-year, because last year’s fourth quarter included a payment to a development partner that was not repeated in this year’s fourth quarter.

Stock compensation expense for the fourth quarter totaled $446,000, of which $401,000 was reported in operating expenses. This was tremendous leverage on a sales increase of 51%. For the full year, operating expenses totaled $31.8 million, compared to $27.4 million, an increase of 16% compared to 2005. Stock-based compensation expense for the year totaled $2.1 million before taxes, $1.9 million was included in operating income, compared to $205,000 in 2005.

With flat revenue and higher expenses, profit declined for the year. For the full year, we had an operating loss of $382,000, compared to an operating profit of $5.3 million in 2005. Interest and other income totaled $793,000 for the year, compared to $471,000 last year. This was primarily from higher interest rates on larger cash balances and more royalty income from Posit Science, who has licensed our technology for use in the healthcare arena..

After taxes of $203,000, we had net income in 2006 of $208,000, compared to net profit of $5.6 million in 2005. Our tax rate of 50% was higher than expected. We anticipated a fairly high tax rate anyway, because our taxable income, which doesn’t include a deduction for stock-based compensation expense and is also grossed up for deferred revenue, is much higher than book income. However, we are also filing tax returns in more states and that pushed up our effective rate. We expect our effective tax rate to be in the 4 to 5% range in 2007.

Basic and diluted net income was $0.01 in 2006, compared to diluted net income of $0.31 in 2005. We had an operating profit for the quarter of $218,000 compared to an operating loss last year of $1.8 million. Interest and other income, including royalties, totaled $311,000 in the fourth quarter compared to $123,000 last year. Pretax income totaled $529,000 and net income for the quarter was $326,000, compared to a loss of $1.5 million in the fourth quarter of 2005, for almost a $1.9 million swing.

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 14. 2007 / 2:00PM PT, SCIL - Q4 2006 Scientific Learning Earnings Conference Call

Basic and diluted earnings per share for the fourth quarter were $0.02 compared to a loss of $0.09 in the fourth quarter of 2005. We generated cash of $3 million of cash from operating activities in the fourth quarter of 2006, compared to using $2 million in the fourth quarter last year. For the full year, cash from operating activities totaled $4.3 million, compared to $2.1 million used in operating activities in 2005, a $6.4 million swing.

Capital spending in the fourth quarter was $240,000, primarily for customization and configuration services for our new CRM implementation. This system is expected to go into the first phase of deployment in the first quarter. Capital spending for the year totaled $821,000. We ended the year with $16.4 million in cash and investments compared to $12.1 on December 31, 2005.

Accounts receivable at quarter end were $7.1 million, compared to $3.5 million on December 31, 2005. DSOs on booked sales were 75 days, compared to 57 days. We remain very comfortable with our receivables balance. At quarter end, we had only about $90,000 that was more than 90 days past due.

2006 was a very strong year with booked sales growing 37%. Because of this strong growth, we are moderating our growth expectations for 2007 to the 20 to 25% range. For the year, we expect to have revenue increase to $49 to $52 million, compared to $41 million in 2006.

The improvement in the underlying profitability of our business was masked in 2006 by the adoption of FAS-123R. We expect the scalability of our business model to become increasingly visible in 2007. Gross margins are expected to improve as we leverage our new We Care support center in Tucson. We also expect operating expenses to grow more slowly than revenue. Our net profit is expected to be in the range in the range of 3.7 to $4.6 million, compared to $208,000 in 2006. Diluted EPS are expected to be in the range of $0.20 to $0.25 per share, compared to $0.01 in 2006.

The improved profitability is expected to be reflected in cash flow from operating activities, which is expected to increase from $4.3 million to between 7 and $8 million. Capital spending is expected to range between 1 and $1.5 million as we complete the implementation of our new CRM.

We believe we have now completed the transition in our financial reporting so that booked sales and revenue growth should be more aligned in 2007 and going forward. While we expect to continue to discuss booked sales and provide reconciliation with revenue and deferred revenue every quarter, we plan to focus our guidance on GAAP financial measures going forward.

Just as a reminder, our first quarter is typically the smallest revenue and booked sales quarter of the year. This is a big marketing and selling period for schools, but their buying activity is more focused around the budget year end, which in most states is June 30th. Historically, we have reported a loss and been cash flow negative in the first quarter. We also face challenging comparisons in this year’s first quarter because last year booked sales increased 44%.

We expect to recognize about $5.2 million from our deferred revenue balance into revenue in the first quarter. 2006 was a great year and we are excited about the prospects for 2007.

And now I’d like to turn the call back over to Bob.

Bob Bowen - Scientific Learning - Chairman and CEO

Thanks Jane.

For four consecutive quarters in 2006 Scientific Learning delivered exceptional sales growth for our unique family of Fast ForWord software. Equally important in the fourth quarter, with our two-year revenue recognition transition behind us, the P&L began to demonstrate financially the real potential of this business. Cash generation was excellent, and the balance sheet remains very strong. I am enormously proud of our employees, who are driven by our important mission of bringing this tremendous neurological learning innovation to market and scale. Of course, our growing customer base remains our strongest advocates, and powerful stories are spreading fast among educators, clinicians, learners and parents around the world about the exceptional results that can be achieved through the disciplined use of Fast ForWord software.

We also appreciate the tremendous patience and commitment of our investors. 2007 is the opportunity to make our business and unique innovation more evident to the investment community, as well as more potential customers. We are committed and hard at work in our efforts to make 2007 another year of important accomplishments for the business and our life-changing neurological learning innovation.

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 14. 2007 / 2:00PM PT, SCIL - Q4 2006 Scientific Learning Earnings Conference Call

James, we will now be glad to take questions.

          QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]

And your first question comes from the line of Ryan Mahoney of ThinkEquity. Please proceed.

Bob Bowen - Scientific Learning - Chairman and CEO

Hey, Ryan.

Ryan Mahoney - ThinkEquity Partners - Analyst

Hi, good afternoon, congratulations on the quarter.

Bob Bowen - Scientific Learning - Chairman and CEO

Thank you very much.

Ryan Mahoney - ThinkEquity Partners - Analyst

I might have missed it, and you might have mentioned it., I think you said that you held 67 brain summits in 2006.

Bob Bowen - Scientific Learning - Chairman and CEO

In the domestic K-12 market, correct, in 2006, that’s correct.

Ryan Mahoney - ThinkEquity Partners - Analyst

Do you happen to have that number for 2005?

Bob Bowen - Scientific Learning - Chairman and CEO

It was about 19, a little over triple.

Ryan Mahoney - ThinkEquity Partners - Analyst

And so far as deferred revenue in the quarter, Jane, I think I might have missed that, or recognized in the revenue. I’m sorry.

Jane Freeman - Scientific Learning - SVP and CFO

The forecast for the first quarter is $5.2 million.

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 14. 2007 / 2:00PM PT, SCIL - Q4 2006 Scientific Learning Earnings Conference Call

Ryan Mahoney - ThinkEquity Partners - Analyst

Do you have that amount for Q4?

Jane Freeman - Scientific Learning - SVP and CFO

Yes, I do. I think it was $4.7. $5.8 million.

Ryan Mahoney - ThinkEquity Partners - Analyst

$5.8 million in Q4?

Jane Freeman - Scientific Learning - SVP and CFO

That’s right.

Ryan Mahoney - ThinkEquity Partners - Analyst

Okay, thanks. Now, I’m trying to get a grasp on the leverage that you’re going to get in your service and support margins in ‘07. And I’m curious as to how you expect them to improve, if you expect them to improve sequentially from the 38% reported this quarter, or where exactly is that leverage going to be driven?

Jane Freeman - Scientific Learning - SVP and CFO

Well, you should start to see it. You probably won’t see too much in the first quarter, but you should see it in the balance of the quarters through the year. You might recall that in the second quarter last year, our service and support gross margins were only 18%.

Ryan Mahoney - ThinkEquity Partners - Analyst

Okay. And then with regard to the growth in your new regions, I believe it was Missouri and Michigan?

Bob Bowen - Scientific Learning - Chairman and CEO

Those were the states where we saw kind of brand-new momentum within states. We saw continued momentum in other states, and of course our big states did very well.

Ryan Mahoney - ThinkEquity Partners - Analyst

And what were some of the reasons behind the new momentum in those new states?

Bob Bowen - Scientific Learning - Chairman and CEO

Well, in Missouri we had a couple of factors happen. We had a brand-new rep go in there in late 2005 as I recall, and she has done exceptional work. She came up very fast.

Second, we formed a partnership with the Missouri School Board Association through a variety of contacts, and they have been very supportive. I think it gave us fast credibility -- faster credibility in the state. We also had one reference account, although small, and they were very helpful because they had results within Missouri. States want to see results from within their own state. But then we had a very early mover from a

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 14. 2007 / 2:00PM PT, SCIL - Q4 2006 Scientific Learning Earnings Conference Call

suburban Kansas City district where the Board was named School Board of the Year by the Missouri School Board Association. This district has a great superintendent and he really got this thing and ran with it, and that word spread among the Missouri educators.

So it was a variety of connectors that allowed us to get the message out there faster, but it was also very good work from our account manager there and our Midwest sales leader. So we’re very pleased with moving a state as fast as Missouri moved. Now we’re really focusing hard to make sure we continue that momentum into the second year, like we did in Mississippi this year.

We had a good 2005 in Mississippi, but a great 2006. So we saw the momentum start and carry on, and that’s what we like to see in states. That says the message and the implementations are sticking, and it’s spreading.

Ryan Mahoney - ThinkEquity Partners - Analyst

Okay.

Bob Bowen - Scientific Learning - Chairman and CEO

Michigan was a different story. Michigan was more about -- we put a new rep in there as I recall in probably late 2004, early 2005. We had almost no position to speak of in Michigan, and he’s just really been in there slugging it out. We also have two or three very nice reference accounts in Michigan, and that really kicked off in 2006. So Kentwood School District and Swartz Creek both have exceptional results, along with -- there’s another good one.

One of the things Swartz Creek did with their initial purchase is that they justified and focused on reducing the number of students being qualified in Special Ed. They have a rule in Swartz Creek where before a student can be classified in Special Ed, they have to go through Fast ForWord. They had a return on investment goal to get a payback, because it costs a lot more to educate a Special Ed student than a regular Ed student. They blew the number away and have dramatically reduced the number of students going into special ed.

They have now expanded their use of Fast ForWord so that not only the kids who are about to be qualified into Special Ed, but also the kids who are behind in literacy are now going through Fast ForWord.

Ryan Mahoney - ThinkEquity Partners - Analyst

Great, thanks, Bob. I’ll pass it on.

Bob Bowen - Scientific Learning - Chairman and CEO

Thanks, Ryan. Tell Kirsten we said congratulations.

Ryan Mahoney - ThinkEquity Partners - Analyst

I will. I’ll pass it along.

Operator

[OPERATOR INSTRUCTIONS]

We have a follow-up question from the line of Ryan Mahoney.

Ryan Mahoney - ThinkEquity Partners - Analyst

Thanks. I do have a couple of follow-ups. So far as the sale to new customers for the quarter, could you maybe comment on how full-site and single-term license sales trended?

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 14. 2007 / 2:00PM PT, SCIL - Q4 2006 Scientific Learning Earnings Conference Call

Jane Freeman - Scientific Learning - SVP and CFO

Ryan, I don’t know the exact mix between those for new customers. We do have -- there’s a lot more tendency for new customers to buy term licenses and then to convert those to perpetual licensees as things go along, so I’m sure there’s a slant in that direction, but I don’t really have those figures.

Ryan Mahoney - ThinkEquity Partners - Analyst

Okay.

Bob Bowen - Scientific Learning - Chairman and CEO

But I would tell you, Ryan, that three of those purchases I mentioned to you were new customers, and those were full-site licenses. That was $1.2 million, and I think Jane’s comment’s are exactly right, and I don’t have the specific number for the fourth quarter in front of me. But, as you know, our sales overall are trending to full-site licenses. It’s a more typical pattern that a brand-new district who’s trying Fast ForWord may go with a term license in order to do their initial research and use it as a justification for the purpose of a full-site license. We can get you that.

Ryan Mahoney - ThinkEquity Partners - Analyst

Okay, thanks. And then just lastly, Jane, on the stock-based compensation in the quarter of $446,000, was that a gross or a net amount?

Jane Freeman - Scientific Learning - SVP and CFO

That’s gross. That’s pretax.

Ryan Mahoney - ThinkEquity Partners - Analyst

Would you happen to have the net amount?

Jane Freeman - Scientific Learning - SVP and CFO

I don’t have it right with me, but I’ll give you a call back after the call and give it to you.

Ryan Mahoney - ThinkEquity Partners - Analyst

That’s all. Thank you very much.

Operator

Okay, we have no additional questions in queue.

Bob Bowen - Scientific Learning - Chairman and CEO

Let’s just wait one second, James, and see if there’s any follow-ups.

Any other questions, James?

Thomson StreetEvents	www.streetevents.com	Contact Us	11

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 14. 2007 / 2:00PM PT, SCIL - Q4 2006 Scientific Learning Earnings Conference Call

Operator

No, sir.

Bob Bowen - Scientific Learning - Chairman and CEO

Okay, again, Jane and I thank you for your participation and we will be available the rest of the afternoon. If any of you have follow-on questions, we’ll be glad to answer that or in the coming days we’ll be glad to take any other questions. As you look at the data, we’ll be glad to answer your questions. Thanks again for your participation.

Thank you, operator.

Operator

Thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Good day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	12

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Scientific Learning Corporation
Supplemental Information

Stock-based Compensation

$s in thousands
	Fourth Quarter		Year Ended December 31,

	2005	2006	2005	2006

Included in:
Service & Support Costs		$45		$193
Operating Expenses	$22	401	$205	1,932

Total	$22	$446	$205	$2,125

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Fourth Quarter		Year Ended December 31,

	2005	2006	2005	2006

Booked Sales	$5,580	$8,444	$31,538	$43,154
Less Revenue	6,983	10,289	40,319	40,998

Net (Decrease) increase in current and long-term deferred	$(1,403)	$(1,845)	$(8,781)	$2,156

Beginning balance in current and long-term deferred	18,406	21,004	25,784	17,003
Ending balance in current and long-term deferred	$17,003	$19,159	$17,003	$19,159

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

February 14, 2007